EXHIBIT 4.54
Execution Version
INVESTOR AND REGISTRATION RIGHTS AGREEMENT
among
XINHUA FINANCE MEDIA LIMITED,
THE INVESTORS LISTED HEREIN
and
XINHUA FINANCE LIMITED
Dated as of October 21, 2008

     INVESTOR AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 21, 2008, among XINHUA FINANCE MEDIA LIMITED, a company organized under the laws of the Cayman Islands (the “Company”) and, the Investors listed in Schedule I hereof (each, an “Investor” and, collectively, the “Investors”), and XINHUA FINANCE LIMITED, a company organized under the laws of the Cayman Islands corporation (the “Parent”).
RECITALS
     A. The Company and the Investors have entered into that certain Credit Agreement, dated as of the date hereof (as the same may be amended or modified, the “Credit Agreement”), pursuant to which the Investors have agreed to make loans to the Company and the Company has agreed, among other things, to grant to the Investors the right to convert outstanding loans under the Credit Agreement into Common Shares (as defined below) pursuant to the terms of the Credit Agreement.
     B. The Investors, together with their Affiliates (as defined below) and Related Funds (as defined below), own other Common Shares in addition to those issuable upon conversion of loans outstanding under the Credit Agreement (the “Loan Shares”).
     C. In order to induce the Investors to enter into the Credit Agreement and as a condition to the Investors’ obligations under the Credit Agreement, the Company desires to grant the Investors certain rights as set forth herein.
AGREEMENT
     In consideration of the premises and the mutual covenants and the agreements herein set forth and other good and valuable consideration, the receipt and suffïciency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions.
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Action” against a Person means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against or affecting such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.
     “Adjusted Outstanding Common Shares” means, as of any date, the number of Common Shares outstanding as of such date other than Common Shares issued after the date of this Agreement; unless such Common Shares constituted “New Securities” with respect to which the

Investors (or their respective assignee(s)) had the right to exercise pre-emptive rights pursuant to Article III of this Agreement.
     “ADRs” means the American Depositary Receipts evidencing the ADSs.
     “ADSs” has the meaning stated in the Credit Agreement.
     “Affiliate” has the meaning stated in the Credit Agreement.
     “Applicable Percentage” has the meaning stated in Section 3.02(a).
     “Articles of Association” means the Amended and Restated Memorandum and Articles of Association of the Company.
     “Authorized Share Failure” has the meaning stated in Section 2.04.
     “Board” means the Board of Directors of the Company.
     “Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York, Charlotte, North Carolina, Hong Kong or Tokyo, Japan, are authorized or required by law or other governmental action to close and a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a company or a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, options or other equity-linked securities or instruments to purchase or other arrangements or rights to acquire any of the foregoing.
     “Common Shares” means the Class A common shares of the Company, with a par value $0.001 per share.
     “Company Indemnified Persons” has the meaning stated in Section 4.07(b)(i).
     “Consented Court” has the meaning stated in Section 5.16.
     “Convertible Securities” has the meaning stated in the Credit Agreement.
     “Credit Agreement” has the meaning stated in the Recitals.
     “Credit Document” has the meaning stated in the Credit Agreement.
     “Deposit Agreement” means the Deposit Agreement among the Company, the Depositary and the holders from time to time of the ADSs.
     “Depositary” means The Bank of New York, as the depositary under the Deposit Agreement.

     “Designated Offshore Securities Market” means the Designated Offshore Securities Market as defined in Section 230.902(b) of Regulation S of the Securities Act.
     “Elected New Securities” has the meaning stated in Section 3.01(d).
     “Elected Shares” has meaning stated in Section 3.02(b).
     “Election Notice” has the meaning stated in Section 3.02(b) .
     “Estimated Price Range” has the meaning stated in Section 3.01(b).
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Exempt Transfer” has the meaning stated in Section 3.02(f).
     “Filing Deadline” has the meaning stated in Section 4.01(a).
     “Fully-Diluted Common Shares” means, as of the time of determination, all issued and outstanding common shares of the Company and all common shares of the Company issuable upon conversion or exercise of any rights, options, warrants or other securities convertible into or exercisable for common shares.
     “GAAP” has the meaning stated in the Credit Agreement.
     “Governmental Body” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.
     “HKIAC” has the meaning stated in Section 5.14.
     “Holder Indemnified Persons” has the meaning listed in Section 4.07(a).
     “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
     “Indemnitee” has the meaning stated in Section 4.07(c) .
     “Indemnitor” has the meaning stated in Section 4.07(b)(ii)(B).
     “Investor” or “Investors” has the meaning stated in the Preamble. For the avoidance of ambiguity, an Investor may transfer the Common Shares, including Loan Shares, it owns and that are the subject of this Agreement to any of its Related Funds.
     “Issuance Notice” has the meaning stated in Section 3.01(b).
     “Loan Shares” has the meaning stated in the Recitals.

     “Losses” has the meaning stated in Section 4.07(a).
     “MNPI” has the meaning stated in Section 2.01(d).
     “New Securities” has the meaning stated in Section 3.01(a).
     “Notice of Sale” has the meaning stated in Section 3.02(a).
     “Offered Securities” means the Common Shares proposed to be Transferred by the Parent.
     “Parent” has the meaning stated in the Preamble.
     “Parity Registrable Securities” means (a) any Registrable Securities as defined in the Yucaipa Registration Rights Agreement and (b) any Common Shares into which any Permitted Parity Preferred Shares are convertible, to the extent that registration rights are granted to the holders of such shares in connection with the issuance of Permitted Parity Preferred Shares.
     “Parity Registrable Securities Holders” means any holder of Parity Registrable Securities.
     “Permitted Parity Preferred Shares” means the 300,000 Series B Convertible Preferred Shares issued pursuant to the Series B Convertible Preferred Shares Purchase Agreement, dated as of February 18, 2008, by and between Yucaipa Global Partnership Fund L.P., an exempted limited partnership organized under the laws of the Cayman Islands, and the Company.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and Governmental Bodies.
     “Potential Material Event” means any material engagement or activity by the Company which would be adversely affected by disclosure in a registration statement at such time, in each case, which shall be evidenced by a written good faith determination by the Board of Directors that both (x) disclosure of such information, engagement or activity in a registration statement would be detrimental to the business and affairs of the Company, and (y) a registration statement would be materially misleading absent the inclusion of such information, engagement or activity.
     “PRC” means the People’s Republic of China excluding Hong Kong, Macau Special Administrative Region and Taiwan.
     “Pricing” has the meaning stated in Section 3.01(b).
     “Pro Rata Share” has the meaning stated in Section 3.01(a).
     “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus and all material incorporated by reference in such prospectus.

     “Purchaser” has the meaning stated in Section 3.02(a).
     “Register”, “registered” and “registration” means a registration effected through the preparation and filing of a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.
     “Registrable Securities” means and includes all Common Shares held by any Investor as of the date of this Agreement and Loan Shares issuable pursuant to the Credit Agreement (including pursuant to any anti-dilution protection provided in the Credit Agreement); provided, however, that Registrable Securities shall cease to be Registrable Securities upon the earlier of (i) the date when, with respect to any Registrable Securities Holder, in the reasonable opinion of counsel to the Company, all Registrable Securities proposed to be sold by such Registrable Securities Holder may then be sold pursuant to Rule 144 without any volume limitations, which counsel shall be reasonably satisfactory to such Registrable Securities Holder and (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement.
     “Registrable Security Holder” means any Person (including any Investor) who holds Registrable Securities or the rights to hold Registrable Securities, or any Person to whom any Registrable Security Holder shall Transfer its Registrable Securities.
     “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, U.S. or non-U.S. blue sky fees and expenses, the expense of any accountants or special audits incident to or required by any such registration and the reasonable fees and disbursements of one special legal counsel to represent all of the Registrable Security Holders. Registration Expenses do not include compensation of regular employees of the Company which shall be paid in any event by the Company, underwriting discounts and commissions and stock transfer taxes.
     “Registration Statement” means a registration statement on Form F-l, Form F-3 (or such similar or successor forms as may be appropriate) prepared and filed with the SEC by the Company pursuant to Article IV of this Agreement.
     “Regulation” means each applicable law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Body, arbitrator or other Person.
     “Related Fund” has the meaning stated in the Credit Agreement.
     “Related Proceedings” has the meaning stated in Section 5.13.
     “Required Reserve Amount” has the meaning stated in Section 2.04.

     “Rule 144” means Rule 144 promulgated under the Securities Act, as such rule shall be in effect from time to time.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.ustreas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     “SEC” means the United States Securities and Exchange Commission and includes any Governmental Body succeeding to the functions thereof.
     “Securities” means any stock, shares, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” means the United States Securities Act of 1933, as amended from time to time, and any successor statute.
     “Selling Holders” means, Registrable Securities Holders and/or Parity Registrable Securities Holders selling Registrable Securities and/or Parity Registrable Securities pursuant to such Shelf Registration Statement.
     “Shareholder Approval” has the meaning stated in Section 2.03.
     “Share Purchase Rights” means any options, warrants, awards or other rights exercisable for the purchase or acquisition of Capital Stock or Convertible Securities.
     “Specified Courts” has the meaning stated in Section 5.13.
     “Subsidiary” has the meaning stated in the Credit Agreement.
     “Tag-Along Rights” has the meaning stated in Section 3.01(f).
     “Threshold Amount” has the meaning stated in Section 3.02.
     “Transfer” means any sale, assignment, transfer, exchange, pledge, grant of security interest in, hypothecation, encumbrance or other disposition or conveyance of any interest in.
     “UNCITRAL” has the meaning stated in Section 5.14.
     “Violation” has the meaning stated in Section 4.07(a).

     “Yucaipa Registration Rights Agreement” means the Registration Rights Agreement dated as of February 28, 2008 by and between the Company and Yucaipa Global Partnership Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.
ARTICLE II
COVENANTS OF THE COMPANY AND PARENT AND REPRESENTATIONS OF THE PARENT
     Section 2.01. Certain Affirmative Covenants of the Company. The Company covenants and agrees that, from and after the date of this Agreement, the Company shall perform and observe the following covenants and provisions:
     (a) Information Reporting. Only upon request by an Investor, and, so long as the Investors and their Affiliates and Related Funds continue to hold at least 5% of the Adjusted Outstanding Common Shares, the Company shall deliver to such requesting Investor each of the following:
     (i) if the Company at any time ceases to timely file periodic reports pursuant to Section 13 of the Exchange Act, as soon as available but in any event within ninety (90) days after the close of each Fiscal Year (as defined in the Credit Agreement), the audited consolidated Financials (as defined in the Credit Agreement) of the Company and its Subsidiaries for such Fiscal Year, certified by the Company’s accountants;
     (ii) if the Company at any time ceases to timely file periodic reports pursuant to Section 13 of the Exchange Act, as soon as available but in any event within sixty (60) days after the end of each Fiscal Quarter (as defined in the Credit Agreement), the unaudited consolidated Financials of the Company and its Subsidiaries for such quarter;
     (iii) as soon as available but in any event within thirty (30) Business Days after the end of each fiscal month the unaudited consolidated Financials of the Company and its Subsidiaries for such month, certified by its chief financial officer pursuant to a Financial Officer Certification (as defined in the Credit Agreement;
     (iv) together with the quarterly and annual audited consolidated Financials, a certificate of the Company setting forth computations demonstrating compliance with the financial covenants set forth in Section 6.2 of the Credit Agreement and certifying that no Default or Event of Default has occurred, or if a Default or an Event of Default has occurred, the actions taken by the Company with respect thereto;
     (v) promptly upon the Company obtaining knowledge of (i) the institution of, or non frivolous written threat of, any Action (as defined in the Credit Agreement) not previously disclosed in writing by the Company to the Investors, or (ii) any material development in any Action that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect (as defined in the Credit Agreement), or seeks to enjoin or otherwise prevent the consummation of, or to recover any material damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable each Investor and its counsel to evaluate such matters;
     (vi) as soon as available but in no event later than the end of each Fiscal Year an updated financial projection for the succeeding Fiscal Year;
     (vii) promptly upon their becoming available, all minutes and written resolutions of the Board of Directors; and
     (viii) promptly upon their becoming available, copies of all statements, reports, releases, notices and any other information or data sent or made available generally or required to be disclosed by the Company to its shareholders.
     (b) Visitation; Verification. The Company and each of the other Credit Parties (as defined in the Credit Agreement) shall keep true and accurate books of account in accordance with GAAP and shall permit the agent and/or any Investor and or any of their designated representatives, upon reasonable notice and at the expense of the Company, to visit and inspect the premises of the Company and/or other Credit Party, to examine the books of account of any such Persons and their Affiliates (and to make copies and/or extracts therefrom) and to discuss the affairs, finances and accounts of such Persons and their Affiliates with, and to be advised as to the same by, the managers, executives and officers of such Persons and to be advised as to such or other business records upon the request of the agent and/or Investor.
     (c) Other Information. So long as the Investors and their Affiliates and Related Funds continue to hold at least 5% of the Adjusted Outstanding Common Shares, the Company shall furnish to any requesting Investor with reasonable promptness information relating to the Company and its Subsidiaries if permitted under applicable law and without breach or violation of any agreement, contract or either obligation of the Company, as the requesting Investor may from time to time reasonably request, in addition to the information specified in Section 2.01(a), as requested by such Investor.
     (d) Disclosure. If this Agreement requires the Company to deliver or disclose material, nonpublic information (within the meaning of U.S. federal securities laws or “MNPI”) to any Investor, the Company will not deliver or disclose such information without the consent of such Investor, will request whether such Investor wants to have such information delivered or disclosed and shall comply with the response of such Investor to such request; it being understood that, if the Company provides or delivers information to any Investor in response to the request of such Investor pursuant to Section 2.01(a), Section 2.01(b) or Section 2.01(c), then the Company will have complied with the agreement contained in this sentence and will not be required to take any further action to comply with this sentence, unless and until such Investor shall have given notice that it no longer is requesting information pursuant to Section 2.01(a), Section 2.01(b) or Section 2.01(c). If such Investor has, or believes it has, received any such

MNPI regarding the Company or any of its Subsidiaries from the Company, any of its Subsidiaries or any of their officers, directors, employees or agents in contravention of the agreement contained in the prior sentence, it shall provide the Company with written notice thereof and the Company shall within three (3) Business Days thereafter, make public disclosure of such MNPI if permitted under applicable law and without breach or violation of any agreement, contract or other obligation of the Company; provided, that if the Company shall fail to make such public disclosure within such three (3) Business Day period, such Investor shall be entitled to make public disclosure of such information to the extent permitted under applicable law or without breach or violation of any agreement, contract or other obligation of the Company.
     (e) Listing. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the ADSs on the Nasdaq Global Market and shall use commercially reasonable efforts to maintain the listing of the ADSs on the Nasdaq Global Market, including without limitation, exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of the Nasdaq Global Market to permit such continued listing of the ADSs.
     (f) Issuance of ADSs. Upon the request of any Investor at any time, and subject to applicable securities laws and the provisions of the Deposit Agreement, the Company shall arrange for any Loan Shares issued or issuable to such Investor to be deposited with the Depositary and for corresponding ADRs to be issued in the name of such Investor pursuant to the terms and conditions of the Deposit Agreement, and the Company shall pay any fees or expense reimbursements required to be paid to the Depositary in connection therewith.
     Section 2.02. Parent Representations. The Parent herby represents and warrants to each Investor as follows:
     (a) Corporate Status; Corporate Authorization. The Parent is duly organized, validly existing, and in good standing under the laws of the Cayman Islands. The Parent is duly qualified and licensed in every jurisdiction where it is doing business and in good standing in every jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has all requisite power and authority to carry on its business as now conducted. The execution, delivery and performance by the Parent of this Agreement (i) are within its power and authority, (ii) have been duly authorized, and (iii) do not conflict with or contravene its respective documents.
     (b) Execution and Binding Effect. This Agreement has been duly executed and delivered by the Parent, and assuming the due execution and delivery by the Investors parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Parent, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles and principles of public policy regarding the indemnification provisions contained herein.
     (c) Outstanding Indebtedness. There is no Indebtedness (as defined in the Credit Agreement) outstanding to the Parent by the Company or any Subsidiary of the Company, other than the Indebtedness listed in Part I on Section 4.1(ii) of the Disclosure Schedule to the Credit Agreement, and there is no commitment by the Parent to loan funds to the Company or any Subsidiary of the Company.
     Section 2.03. Parent Covenant to Support Shareholder Approval. As contemplated by Section 10.6(b) of the Credit Agreement, the Parent covenants that at the next special or annual meeting of shareholders of the Company with a record date after the date hereof, the Parent shall vote all of its voting securities of the Company in favor of the proposal, and to take all other necessary actions within its control, whenever possible (whether in its capacity as shareholder or otherwise, including without limitation, causing its controlled Affiliates, including directors and officers, to take all such necessary action), to approve the issuance by the Company of all of the Common Shares issuable pursuant to the Credit Agreement, without reference to the limit thereon set forth in Section 10.1(e) of the Credit Agreement (the “Shareholder Approval”), pursuant to the rules or regulations of the Nasdaq Global Market or the rules and regulations of the national securities market upon which the Common Shares or the ADSs are then-listed or quoted. The Parent agrees further to vote all of its voting securities of the Company in favor of such Shareholder Approval at each subsequent general meeting of shareholders to the extent permitted under the rules and regulations of the national securities market on which the Common Shares or ADSs are then-listed, if, despite the Company’s and the Parent’s reasonable best efforts, such Shareholder Approval is not obtained at the first meeting at which it is presented for a vote.
     Section 2.04. Parent Covenant to Vote for Required Reserve Amount. If at any time while any of the Loans are outstanding, the Company does not have the Required Reserve Amount (as defined in the Credit Agreement) and there shall be an Authorized Share Failure (as defined in the Credit Agreement), then the Parent covenants to vote all of its voting securities of the Company in favor of the proposal and to take all other actions necessary and within its control whenever possible (whether in its capacity as shareholder or otherwise, including, without limitation, causing its controlled Affiliates, including directors and officers, to take all such necessary actions), to approve the proposal at the shareholders’ meeting or meetings contemplated by Section 10.6(c) of the Credit Agreement (without reference to the limit thereon set forth in Section 10.1(e) of the Credit Agreement, pursuant to the rules or regulations of Nasdaq Stock Market or the rules and regulations of the national securities market upon which the Borrower Common Shares are then-listed or quoted) to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount.
ARTICLE III
PRE-EMPTIVE AND TAG-ALONG RIGHTS
     Section 3.01. Investor Pre-Emptive Rights.
     (a) Pre-Emptive Rights. If at any time the Company wishes to issue any Common Shares, Convertible Securities or Share Purchase Rights or other Capital Stock (collectively, “New Securities”) to any Person or Persons, any Investor shall have a preemptive right to purchase its Pro Rata Share (as defined below), of any such New Securities, except as set forth

Section 3.01(e). “Pro Rata Share” for purposes of this preemptive right means that number of the New Securities equal to the product of (i) a fraction, the numerator of which is such Investor’s aggregate ownership of Common Shares (calculated on an as converted and fully-diluted basis) and the denominator of which is the number of the Company’s total issued and outstanding Common Shares (calculated on an as converted and fully-diluted basis), multiplied by (ii) the number of New Securities to be issued. The Company will not issue any New Securities without first offering such Investor its preemptive right described in this Section 3.01.
     (b) Notice and Response. In the event that the Company proposes to issue New Securities, it may give each Investor a written notice of its intention to issue New Securities (the “Issuance Notice”), describing the approximate number and type of New Securities, the terms of such New Securities, the estimated pricing date, the estimated price range (as may be modified in accordance with the provisions hereof, the “Estimated Price Range”) and the other terms upon which the Company proposes to issue and sell such New Securities. Any such Issuance Notice shall be delivered to each Investor not less than ten (10) Business Days prior to the date of the pricing or closing of the issuance and sale of such securities if there is no pricing date as that term is used in a customary sense (the “Pricing”) of such New Securities. If the estimated pricing date or the Estimated Pricing Range shall change, the Company shall promptly so notify each Investor prior to the Pricing, provided that in the event of any change in the Estimated Price Range, each Investor shall be entitled to revoke any agreement to purchase that it may have delivered as set forth in the following sentence. Following receipt of an Issuance Notice as set forth in the first two sentences of this paragraph, each Investor shall have the right, by giving written notice to the Company at least three (3) Business Days prior to the Pricing, to either (y) agree to purchase up to its Pro Rata Share of such New Securities within the Estimated Price Range and upon the general terms specified in the Issuance Notice (which shall not exceed such Investor’s Pro Rata Share) or (z) waive its right to so purchase up to its Pro Rata Share of such New Securities. If, following receipt of an Issuance Notice as set forth in the first two sentences of this paragraph, such Investor fails to agree in writing at least three (3) Business Days prior to the Pricing to purchase such Investor’s full Pro Rata Share of such offering of New Securities, then (A) except as set forth in Section 3.01(c), such Investor shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase, and (B) the Company shall have sixty (60) calendar days thereafter to sell the New Securities with respect to which such Investor’s preemptive right hereunder was not exercised, at a price within or above the Estimated Price Range and upon general terms no more favorable to the purchases thereof than specified in the Company’s Issuance Notice to such Investor. In the event that the Company has not issued and sold the New Securities within such sixty (60) calendar day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to such Investor pursuant to this Section 3.01.
     (c) Note of Noncompliance and Remedy. In the event that the Company proposes to issue New Securities in a transaction in which (i) it does not provide each Investor with the Issuance Notice and an opportunity for each Investor to elect to purchase up to its Pro Rata Share of such New Securities during the period described above, or (ii) it shall have notified (or been required to notify) each Investor, less than five days prior to the Pricing, of any acceleration in the estimated pricing date, or a delay in the estimated pricing date of more than ten (10) days, or a reduction of more than 10% in the Estimated Price Range (and each Investor shall not have purchased New Securities in connection with such transaction), then no later than five (5) days after the issuance of such New Securities, the Company shall provide each Investor with a written notice of the issuance of such New Securities, setting forth the price and other terms on which such New Securities were sold, and each Investor shall have thirty (30) days from the date such notice is effective hereof based upon the manner or method of notice, to deliver to the Company a written notice indicating its agreement to purchase up to its Pro Rata Share of such New Securities at the same price and on the same terms and conditions under which such New Securities were sold in such transaction, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed each Investor’s Pro Rata Share), and upon receipt of such written notice from each electing Investor, the Company shall be required to sell such quantity of the New Securities to each electing Investor.
     (d) Election and Payment. If any Investor gives the Company notice pursuant to Section 3.01(b) or Section 3.01(c) that such Investor desires to purchase all or any of the New Securities it is entitled to purchase (the “Elected New Securities”), payment therefor shall be made by wire transfer, against issuance of such New Securities at the executive offices of the Company, on the date such securities are issued to such Investor. In the event that the Issuance Notice specifies that consideration other than cash is to be paid in connection with any issuance of New Securities, in lieu of such other consideration, such Investor will be entitled to pay the cash equivalent of such other consideration, as determined by an independent third-party appraiser jointly appointed by the Company and such Investor.
     (e) Exclusion. The preemptive rights contained in this Section 3.01 shall not apply to any of the following: any New Securities issued (i) as a share dividend to holders of Capital Stock or upon any subdivision or combination of such Capital Stock, (ii) upon conversion or exchange of any Convertible Securities of the Company duly issued on or prior to the date hereof that are convertible into or exchangeable for Common Shares, (iii) upon the exercise of any Share Purchase Rights issued prior to the date hereof, (iv) to employees, officers or directors of the Company or any Subsidiary pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, or employment or advisory related warrants, contracts or other arrangements approved by the Board prior to or following the date hereof or (v) in connection with any direct or indirect acquisition by the Company of, or a merger with and into the Company of, another Person or business approved by the Board prior to or following the date hereof.
     (f) Termination of Preemptive Rights. Any Investor’s preemptive rights set forth in this Section 3.01 shall automatically terminate if the aggregate of the number of Common Shares held by the Investors and their Affiliates and Related Funds as a group represents less than five percent (5%) of the Adjusted Outstanding Common Shares.
     Section 3.02. Tag-Along Rights.
     In the event of any proposed Transfer by the Parent in a single transaction or series of related transactions of Common Shares representing twenty-five percent (25%) or more of the Common Shares held directly or indirectly by the Parent at the time of Transfer (the “Threshold Amount”), other than in an Exempt Transfer, each Investor will have the tag-along rights (the “Tag-Along Rights”) set forth below:

     (a) Notice of Sale. The Parent shall deliver or cause to be delivered a written notice (the “Notice of Sale”) to each Investor at least ten (10) Business Days prior to making any such Transfer. The Notice of Sale shall state (i) the number of Common Shares to be Transferred and the percentage that such Common Shares represent of all Common Shares then held by the Parent (the “Applicable Percentage”), (ii) the Parent’s bona fide intention to Transfer such Common Shares, (iii) the name and address of the prospective transferee (the “Purchaser”), (iv) the terms and conditions of the contemplated Transfer and (v) the expected closing date of the Transfer. If, subsequent to the date hereof, any Investor assigns any of its Tag-Along Rights to an Affiliate or a Related Fund in accordance with this Agreement, any notice to such Investor pursuant to this Section 3.02(a) shall be deemed to also have been duly delivered to such Affiliate or Related Fund.
     (b) Participation Procedures. By written notice (an “Election Notice”) given by any Investor to the Company and the Parent within ten (10) Business Days after receipt of such Notice of Sale, such Investor may elect to include in such proposed Transfer up to the Applicable Percentage of any Common Shares then owned by such Investor. Promptly after the receipt of such Election Notice, the Parent shall use its reasonable best efforts to cause the Purchaser to amend its offer so as to provide for the Purchaser’s purchase, upon the same terms and conditions as those contained in the Notice of Sale, of all of the Common Shares held by each electing Investor (the “Elected Shares”) in such Election Notice elected to be sold. In the event that the Purchaser is unwilling to amend its offer to purchase all of the Elected Shares in addition to or in substitution for some or all of the Common Shares described in the related Notice of Sale, the Parent shall not enter into such proposed transaction, unless the Purchaser shall simultaneously purchase all of the Common Shares from electing Investors on the same terms and conditions as the proposed sale described in the Notice of Sale, if applicable.
     (c) Single Closing. All Common Shares to be Transferred by the Parent and any Investor with respect to a single Notice of Sale shall be Transferred to the Purchaser in a single closing on the terms and conditions described in such Notice of Sale. No Investor shall be obligated to Transfer any Common Shares to the Purchaser if the Parent defaults in its obligation to Transfer its Common Shares to the Purchaser. In connection with any such sale of Common Shares under this Section 3.02(c), each electing Investor agrees to enter into and deliver a purchase and sale agreement for the benefit of the Purchaser in connection with the Transfer of their Common Shares under this Section 3.02(c), which purchase and sale agreement shall contain standard and customary representations, warranties, covenants and indemnities by each electing Investor for the benefit of the Purchaser; provided, however, that such representations, warranties, covenants and indemnities shall be substantially similar to those made by the Parent for the benefit of the Purchaser. If any electing Investor defaults in its obligation to Transfer Common Shares, the Parent and the other Investors may (but shall not be obligated to) Transfer to the Purchaser (on a pro-rata basis) an additional number of Common Shares not greater than the number of shares with respect to which default was made and thereafter the defaulting Investor shall not be entitled or obligated to Transfer to the proposed Purchasers such shares.
     (d) Parent’s Right to Sell. If the Parent has received one or more Election Notices, the Parent may not Transfer any Common Shares to the Purchaser unless the Purchaser shall simultaneously purchase all of the Common Shares for the same consideration (if applicable, on an as-converted basis) and on the same terms and conditions as the proposed sale described in the Notice of Sale. In the event that the material terms or conditions of the Transfer to the Purchaser set forth in the Notice of Sale shall be modified, or the Purchaser shall refuse to purchase Common Shares from an Investor exercising its rights of tag-along hereunder, the Parent shall not Transfer to the Purchaser any Offered Securities without again complying with all of the terms and provisions of this Section 3.02 hereof. In addition, any Offered Securities referred to in the Notice of Sale that are not Transferred by the Parent to the proposed Purchaser in compliance with this Section 3.02 prior to the date which is 90 calendar days following the termination of the rights of any Investor to elect to participate in such Transfer pursuant to Section 3.02(b), may not be Transferred by the Parent without complying again with all the provisions of this Section 3.02.
     (e) Company’s Obligation not to Register Non-Complying Transfers. The Company agrees not to register any Transfer of Common Shares by the Parent to which any Investor’s Tag-Along Rights apply unless the Parent is in full compliance with the applicable provisions of this Agreement.
     (f) Exempt Transfers. Tag-Along Rights shall not apply to: (i) any sale by the Parent of Common Shares in a registered public offering or in a brokerage transaction on the Nasdaq Stock Market or in a block sale to a party acting as a market maker or an investment banking firm acting as underwriter, (ii) any Transfer by the Parent of Common Shares to an Affiliate of the Parent so long as such Affiliate agrees in writing to be bound by this Agreement with respect to the Transferred Common Shares or (iii) any Transfer by the Parent in a transaction or series of transactions (including a reorganization) where the Parent and its Affiliates retain Control (whether directly or indirectly) over the Company following such transaction or series of transactions (in any such case, an “Exempt Transfer”). In the event of any such Exempt Transfer of Common Shares to an Affiliate of the Parent, or any other transferee pursuant to clause (iii), any holdings or Transfers of Common Shares by such Affiliate or transferee shall be aggregated with the holdings and Transfers of Common Shares held by the Parent for the purposes of determining whether the Threshold Amount has been exceeded.
     (g) Termination of Tag-Along Rights. The Tag-Along Rights shall automatically terminate (i) in the case of any Investor (or any transferee that is an Affiliate or Related Fund), if the aggregate of (x) the number of Common Shares held by each Investor and its Affiliates and Related Funds as a group and (y) any Common Shares issuable upon conversion of any Loans (as defined in the Credit Agreement) held by any Investors and their Affiliates and Related Funds as a group represents less than five percent (5%) of the Adjusted Outstanding Common Shares.
ARTICLE IV
REGISTRATION RIGHTS
     Section 4.01. Filing of Resale Shelf Registration Statement.
     (a) Filing. The Company shall file with the SEC within 180 days (the “Filing Deadline”) prior to the first date on which Loans outstanding under the Credit Agreement will be issuable into Loan Shares (the “Effectiveness Deadline”) a shelf registration statement for an offering to be made on a continuous or delayed basis pursuant to Rule 415 of the Securities Act (the “Shelf Registration Statement”) covering the resale from time to time of Registrable Securities by Registrable Securities Holders in accordance with the methods or distribution selected by such holders and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, but in any event by the Effectiveness Deadline.
     If for any reason the SEC does not permit all of the Registrable Securities to be included in a Registration Statement initially filed pursuant to this Agreement, then the Company shall prepare and file as soon as possible after the date on which the SEC shall indicate as being the first date or time that such filing may be made, but in any event no later than fifteen (15) days following such date, or, in the event the SEC does not so indicate, no later than thirty (30) days after the effective date of the Registration Statement filed pursuant to this Agreement, an additional Registration Statement covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous or delayed basis pursuant to Rule 415 of the Securities Act. The Company shall use its reasonable best efforts to cause each such Registration Statement to be declared effective under the Securities Act as soon as possible, and shall use its reasonable best efforts to keep such Registration Statement or a subsequent Registration Statement continuously effective under the Securities Act until the date as of which such Registrable Securities Holders no longer hold any Registrable Securities. To the extent the staff of the SEC does not permit all of the Registrable Securities that have not yet been covered on an effective Registration Statement (the “Unregistered Registrable Securities”) to be registered on such additional Registration Statement, the Company shall file additional Registration Statements successively trying to register on each such Registration Statement the maximum number of Unregistered Registrable Securities until all of the Registrable Securities have been registered with the SEC.
     (b) Continued Effectiveness. Subject to Section 4.01(c), the Company shall use its reasonable best efforts to have the Shelf Registration Statement declared effective on or prior to the Effectiveness Deadline. The Company shall thereafter use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement or a subsequent Registration Statement and the Prospectus as may be necessary to keep the Shelf Registration Statement or a subsequent Registration Statement current and continuously effective in order to permit the Prospectus forming a part thereof to be usable by the Registrable Securities Holders for the offer and sale of Registrable Securities until the date as of which such Registrable Securities Holders no longer hold any Registrable Securities.
     (c) Suspension of Use of Shelf Registration Statement. The Company may suspend the use of the Shelf Registration Statement by the Registrable Securities Holders (and any Parity Registrable Securities Holders) if the Company furnishes to such holders a certificate signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company stating that (x) a Potential Material Event exists (and enclosing a copy of the written determination of the Board referred to in the definition of Potential Material Event) or (y) a Company-initiated registration statement for an underwritten offering of Capital Stock has become effective, in which event the Company shall have the right to suspend such use for a period of not more than 90 calendar days after the date of such certificate (a “Shelf Suspension”), provided that the Company shall not exercise a Shelf Suspension more than twice in any 12-month period with at least a 60 calendar day interval between each Shelf Suspension. In the event of any Shelf Suspension, no Registrable Securities Holder (or Parity Registrable Securities Holder) may offer or sell any Registrable Securities (or Parity Registrable Securities) pursuant to the Shelf Registration Statement during the period of the applicable Shelf Suspension.
     Section 4.02. Piggyback Registration.
     (a) Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Registrable Securities Holders) any of its Capital Stock under the Securities Act in connection with the public offering of such securities during any time when Loans are convertible under the Credit Agreement prior to the date the Shelf Registration Statement is effective or during any period in which the Shelf Registration Statement is not effective, the Company shall promptly give all Registrable Securities Holders written notice of such registration at least thirty (30) calendar days prior to the filing of such Registration Statement with the SEC, subject to Section 4.02(b)(iii) below. Such Registrable Securities Holders shall have a period of twenty (20) calendar days after receiving such written notice from the Company in which to elect to include some or all of such Registrable Securities Holders’ Registrable Securities in such Registration Statement. Such Registrable Securities Holders shall exercise their right to include Registrable Securities in such Registration Statement by delivering a written notice to the Company within such twenty (20) calendar day period specifying the number of Registrable Securities such Registrable Securities Holders wishes to include in such Registration Statement. Subject to the provisions of Section 4.02(b)(ii) hereof, the Company shall use its reasonable best efforts to include the Registrable Securities requested to be included by such Registrable Securities Holders in the Registration Statement.
     (b) Underwritten Offerings.
     (i) If the registration for which the Company gives notice to the Registrable Securities Holders under Section 4.02(a) is an underwritten offering, the Company shall not be required under this Section 4.02 to include any of such Registrable Securities Holders’ Registrable Securities in such underwriting unless such Registrable Securities Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters. In connection with such an underwritten offering, the Company (or other Persons who may be entitled to select the underwriters) shall have the right to select the managing underwriter or underwriters. If such Registrable Securities Holders wish to distribute their Registrable Securities through such underwriting, such Registrable Securities Holders shall enter into an underwriting agreement in customary form with the underwriter or underwriters, subject to the limitations set forth in Section 4.07 hereof. If such Registrable Securities Holders do not approve of the terms of such underwriting, such Registrable Securities Holders may elect to withdraw from such offering by providing written notice to the Company and the underwriter.
     (ii) Notwithstanding any other provision of this Section 4.02, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (x) the

Company shall deliver to the Registrable Securities Holders who requested inclusion of Registrable Securities held by them in the offering a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion and (y) the number of Capital Stock (including the Registrable Securities) that may be included in such registration shall be allocated in the order listed below:
     (A) first, to the Company;
     (B) second, to such Registrable Securities Holders and any Parity Registrable Securities Holders proposing to register securities in such registration (pro rata based on the respective numbers of Registrable Securities or Parity Registrable Securities held by them and available for sale); and
     (C) third, to the other Persons proposing to register securities in such registration, if any.
          If so determined by the underwriter, all Registrable Securities may be excluded from such registration and underwritten offering so long as all Parity Registrable Securities are similarly excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
     (iii) The Company shall have no obligation to register any Registrable Securities under this Section 4.02 in connection with a registration by the Company (i) relating solely to the sale of securities to participants in a Company equity incentive plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable) or (iii) on Form S-8 or any successor form to such form.
     Section 4.03. Expenses of Registration. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Article IV, shall be borne by the Company. All underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities and/or Parity Registrable Securities registered by the Registrable Security Holders and/or Parity Registrable Securities Holders shall be borne by the applicable Selling Holders pro rata based on the respective numbers of Registrable Securities and/or Parity Registrable Securities registered by them.
     Section 4.04. Further Obligations of the Company. Whenever the Company effects the registration of any Registrable Securities pursuant to this Article IV, the Company shall:
     (a) Filing of Amendments and Supplements to Maintain Effectiveness. Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep any applicable Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities of the Company covered by the Registration Statement at all times during the period for which the Company is required to maintain the effectiveness of such Registration Statement pursuant to the terms of this Agreement.

     (b) Correction and Updating of Registration Statement and Prospectus. Upon the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement or any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (c) Selling Security Holder Information. (i) If requested by an Investor, the Company shall (i) as soon as practicable, incorporate in a prospectus supplement or post-effective amendment such information as such Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities and/or Parity Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities and/or Parity Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities and/or Parity Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by such Investor holding any Registrable Securities and/or Parity Registrable Securities; and (iv) neither the Company nor any Subsidiary or Affiliate thereof shall identify any Investor as an underwriter in any public disclosure or filing with the SEC without the prior written consent of such Investor. If the Company is required by law to identify an Investor as an underwriter in any public disclosure or filing with the SEC, it must notify such Investor in advance and such Investor shall have the option, in its sole discretion, to consent to such identification as an underwriter within ten (10) days or such Investor shall be deemed to have consented to have its Registrable Securities and/or Parity Registrable Securities removed from the applicable Registration Statement.
     (d) Copies of Documents. Furnish to each Selling Holder, without charge, such number of conformed copies of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Registration Statement or prospectus, and such other documents, as such Selling Holders may reasonably request.

     (e) Opinion and Comfort Letter. Furnish to any applicable underwriter on behalf of any Selling Holders (i) an opinion of the counsel representing the Company for purposes of such registration, dated the effective date of any applicable Registration Statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement with respect to both the effective date of the Registration Statement and the date of the closing under the underwriting agreement), in form and substance as is customarily given by counsel for the issuer to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “cold comfort” letter, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the independent certified public accountants who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.
     (f) Blue Sky Qualification. Register or qualify all Registrable Securities and other securities covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as the applicable Selling Holders (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Selling Holders to consummate the disposition in such U.S. and non-U.S. jurisdictions of the Registrable Securities and/or Parity Registrable Securities covered by such Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.
     (g) Notification of Certain Events. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and file with the SEC a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to such selling Registrable Security Holders as such selling Registrable Security Holders may reasonably request.
     (h) SEC Stop Orders. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders (and, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time.
     (i) Suspension; Potential Material Event. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders (and, in the event of an underwritten offering, the managing underwriters) of the existence of a Potential Material Event, in which case, such Selling Holders shall not offer or sell any Registrable Securities or Parity Registrable Securities, or engage in any other transaction involving or relating to such Registrable Securities or Parity

Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until such Selling Holders receive written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that such Selling Holders may only be required to cease offering and selling Registrable Securities and/or Parity Registrable Securities pursuant to this Section 4.04(i) for a period of not more than ninety (90) calendar days after receiving notice from the Company that a Potential Material Event exists; provided, further, however, that the Company may only exercise its rights under this Section 4.04(i) twice in any 12-month period with at least a sixty (60) calendar day interval between such “black-out” periods.
     (j) Listing Requirements; ADSs Registration. Use its reasonable best efforts to list such Registrable Securities and/or Parity Registrable Securities on each securities exchange on which the ADSs are then listed. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities in the form of ADSs, the Company shall (subject to the Deposit Agreement) procure delivery of ADSs listed on such securities exchange to the Selling Holders and, to the extent additional ADSs are required to be registered on Form F-6 in order to carry out such delivery, register such additional ADSs.
     (k) Certificate Preparation. Cooperate with the applicable Selling Holders to facilitate the timely preparation and delivery of certificates for the Registrable Securities and/or Parity Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities and/or Parity Registrable Securities to be in such denominations or amounts as the case may be, as such Selling Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Securities and/or Parity Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to such Selling Holders) an appropriate instruction and opinion of such counsel. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities in the form of ADSs, the Company shall cooperate with such Selling Holders to facilitate the timely delivery of the certificates referred to above to the Depositary and shall (subject to the Deposit Agreement) cause the Depositary to cooperate with such Selling Holders to facilitate the timely preparation and delivery of the depositary receipts evidencing such ADSs in such denominations or amounts as the case may be, as such Selling Holders may reasonably request.
     (l) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and complying with the provisions of Section 4.07, with the managing underwriter of such offering.
     (m) Section 11 Information. Make available to the applicable Selling Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including, without limitation, Rule 158 promulgated thereunder.

     (n) Other Actions. Take all other reasonable actions necessary to expedite and facilitate disposition by the applicable Selling Holders of the Registrable Securities and/or Parity Registrable Securities pursuant to the Registration Statement.
     Section 4.05. Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.01 and Section 4.02 with respect to the Registrable Securities or Parity Registrable Securities of any Selling Holder that such Selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities or Parity Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such securities.
     Section 4.06. Preparation; Reasonable Investigation; Review by Counsel. In connection with the preparation and filing of each Registration Statement registering Registrable Securities and/or Parity Registrable Securities under the Securities Act, each Selling Holder, its underwriters, if any, and counsel for such Selling shall:
     (a) be permitted to review such Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than three (3) Business Days) prior to their filing with the SEC; and
     (b) be given reasonable access to the Company’s books and records and such opportunities to discuss the business of the Company with its officers, counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Selling Holders, such underwriters, if any, or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.
     Section 4.07. Indemnification. In the event any Registrable Securities and/or Parity Registrable Securities are included in a Registration Statement under this Article IV, the following indemnification provisions shall apply.
     (a) Indemnification by the Company.
     (i) Indemnification. To the extent permitted by law, the Company shall indemnify and hold harmless the Selling Holders, each of the employees, officers, directors, partners, members, managers, legal counsel and agents of such Selling Holders, any underwriter (as defined in the Securities Act) for such Selling Holders and each Person, if any, who controls any of such Selling Holders or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the “Holder Indemnified Persons”) against and hold each Holder Indemnified Person harmless from any and all liabilities, obligations, losses, damages, (excluding consequential, special, indirect or punitive damages), lawsuits, investigations, arbitrations, actions, judgments, costs, expenses or claims, including, without limitation, reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing (collectively, “Losses”), that the Holder Indemnified Persons may suffer or sustain arising out of or due to any of the following (any of the following being a “Violation”):

     (A) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
     (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
     (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, or any applicable securities laws or Regulations of a jurisdiction outside the United States.
     (ii) Limitations on Indemnification. Notwithstanding the foregoing, the Company shall not be liable for:
     (A) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed); or
     (B) any Losses to the extent that such Losses arise out of or are based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such selling Registrable Security Holders expressly for use in connection with such registration.
     (b) Indemnification by the Registrable Securities Holders.
     (i) Indemnification. To the extent permitted by law, each Selling Holder participating in any registration pursuant to this Agreement shall indemnify and hold harmless the Company, each of the Company’s employees, officers, directors, legal counsel and other agents, any underwriter (as defined in the Securities Act) for the Company and each Person, if any, who controls the Company or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the “Company Indemnified Persons”), against and hold each Company Indemnified Person harmless from any and all Losses that the Company Indemnified Persons may suffer or sustain arising out of or due to any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in strict conformity with written information furnished by such Selling Holder expressly for use in connection with such registration.
     (ii) Limitations on Indemnification. Notwithstanding the foregoing, no Selling Holder shall be liable for:
     (A) indemnification pursuant to this Agreement in excess of the aggregate net cash proceeds received by such Selling Holder from the offering of Registrable Securities in such registration; or

     (B) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of such Selling Holder (which consent shall not be unreasonably withheld or delayed).
     (c) Indemnification Mechanics. If there occurs an event which a Company Indemnified Person or a Holder Indemnified Person (any such Person being the “Indemnitee”) hereto asserts is an indemnifiable event pursuant to this Section, the Indemnitee shall promptly notify the party obligated to provide indemnification hereunder (the “Indemnitor”) in writing of such event. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is actually prejudiced by reason of such delay or failure. The Indemnitor shall have a period of twenty (20) calendar days in which to respond thereto. If the Indemnitor so elects, within such twenty (20) day period, it shall be entitled to assume the defense of such claim (such election to be without prejudice to the right of the Indemnitor to dispute whether such claim constitutes Losses under this Section 4.07). If the Indemnitor fails to assume the defense of such matter within such twenty (20) calendar day period or does not respond within such twenty (20) calendar day period, the Indemnitee against which such matter has been asserted shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee, provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld) and provided further that the Indemnitor shall have the right to participate in (but not control) at its own expense the defense of such asserted claim. In any event, the Indemnitee shall have the right to participate in (but not control) at its own expense the defense of such asserted liability; provided, however, that the Indemnitor shall pay the expenses of such defense if the Indemnitee is advised by counsel in writing that there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee notifies the Indemnitor in writing, the Indemnitor shall not have the right to assume the defense of such asserted liability on behalf of the Indemnitee).
     (d) Contribution. If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any Losses, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor on the one hand and of the Indemnitee on the other in connection with the Violation that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution under this Section 4.07(d) from any Selling Holder, together with the amount of any indemnification payments made by such Selling Holder pursuant to Section 4.07(b) above, exceed the net proceeds from the offering received by such Selling Holder. The relative fault of the Indemnitor and of the Indemnitee shall be determined by reference to, among other things, whether the Violation relates to information supplied by the Indemnitor or the Indemnitee and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation.
     (e) No Inconsistent Underwriting Agreements. Notwithstanding any provision of this Agreement to the contrary, the Selling Holders shall not be required to enter into an underwriting agreement that contains indemnification and contribution provisions which, in the sole discretion of such Selling Holders, materially differ from those contained in this Section 4.07.
     Section 4.08. Transfer of Registration Rights. Each Investor’s rights under this Article IV may be assigned by such Investor (or any assignee permitted hereunder) to a transferee or assignee of any of the Registrable Securities held by such Investor (or such assignee), provided that (x) the Company is furnished a written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and (z) such assignee acquires Registrable Securities representing at least one percent (1%) of the outstanding Common Shares.
     Section 4.09. Registration in Non-U.S. Jurisdictions. In the event that the ADSs cease to be listed on the Nasdaq Global Market and have not been listed on another nationally recognized securities exchange in the United States, but the Company has listed its Common Shares (or related depositary shares) on any Designated Offshore Securities Market or other internationally recognized securities exchange, then the Company shall use its reasonable best efforts, to the extent permitted by applicable law, to provide the Registrable Securities Holders with substantially the same rights and benefits in such jurisdiction as are provided for in this Agreement, and to take such steps, if any, consistent with customary market practice at the time so that the Registrable Securities are freely transferable in such listed market without transfer restrictions imposed by the securities or similar laws of such jurisdiction.
     Section 4.10. Rule 144 Reporting. With a view to making available to the Registrable Security Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Registrable Security Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees, at any time it is subject to the reporting requirements of the Securities Act and the Exchange Act, to:
     (a) make and keep public information available as those terms are understood and defined in Rule 144;
     (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;
     (c) furnish to any Registrable Security Holder, so long as the Registrable Security Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Registrable Security Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and
     (d) to take such action as is necessary to enable the Registrable Security Holders to utilize Form F-3 for the sale of their Registrable Securities.

     Section 4.11. Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Registrable Security Holders holding a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which provides such holder or prospective holder of securities of the Company the right (a) to include such securities in any registration filed under this Article IV hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities shall not reduce the amount of the Registrable Securities of the Registrable Security Holders that are included or (b) to demand registration of their securities.
ARTICLE V
MISCELLANEOUS
     Section 5.01. Notices. All notices, requests, demands and other communications to any party or given under this Agreement shall be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties below (or at such other address or telecopy number as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications shall be deemed delivered when actually received:
(a)   If to the Company, at:
Xinhua Finance Media Limited
Suite 2003-5
Vicwood Plaza
199 Des Voeux Road
Central, Hong Kong
Attention: John McLean
Telephone: +852 3196 3939
Facsimile: +852 2541 8266
with a copy to:
Latham & Watkins
41st Floor
One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: David Zhang
Telephone: +852 2912 2503
Facsimile: +852 2522 7006

(b)   If to the Parent, at:
Xinhua Finance Limited
Suite 2003-5
Vicwood Plaza
199 Des Voeux Road
Central, Hong Kong
Attention: John McLean
Telephone: +852 3196 3939
Facsimile: +852 2541 8266
with a copy to:
Latham & Watkins
41st Floor
One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: David Zhang
Telephone: +852 2912 2503
Facsimile: +852 2522 7006
(c)   If to the Investor, at:
Patriarch Partners Media Holdings, LLC
c/o Patriarch Partners, LLC
40 Wall Street, 25th Floor
New York, NY 10005
Attention: Lynn Tilton; Craig Newman
Facsimile No.: (212) 825-2038
with a copy to:
Jones Day
2727 North Harwood Street
Dallas, TX 75201-1515
Attention: Michael O. Weinberg
Telephone: +214-969-2945
Facsimile: +214-969-5100
     Section 5.02. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     Section 5.03. Modification or Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Parent, the Company and each Investor; provided, however, that an Investor and its affiliates may waive any or all of such Investor’s rights hereunder without obtaining the consent of the Parent, the Company or any other Investor.

     Section 5.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto. Subject to Section 4.08, this Agreement shall not be assignable by a party without the prior written consent of the other parties; provided, however, that each Investor shall be entitled to assign, without the consent of the Parent and the Company, its rights hereunder in whole or in part to an Affiliate or a Related Fund in connection with a Transfer of some or all of the Common Shares held by such Investor to such Affiliate or Related Fund (provided that such transferee shall first agree in writing to be bound by the terms hereof). Any purported assignment of rights or obligations in violation of this Section 5.04 shall be null and void and shall not be recognized by the Company.
     Section 5.05. Waiver of Jury. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any right that they may have to trial by jury of any claim or cause of action, or in any legal proceeding, directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based on contract, tort, or any other theory). Each party (a) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
     Section 5.06. Integration. This Agreement, the other Credit Documents and the Deposit Agreement contains and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.
     Section 5.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 5.08. Interpretation. As used in this Agreement, references to the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.” The headings in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 5.09. Ambiguities. This Agreement was negotiated between legal counsel for the parties and any ambiguity in this Agreement shall not be construed against the party who drafted this Agreement.
     Section 5.10. Further Assurances. In order to (a) carry out more effectively the purposes of this Agreement, (b) enable the parties to exercise and enforce their rights and remedies hereunder, promptly upon the reasonable request by any party hereto, the Company and the Investors shall (with the expenses paid by the party responsible as provided in this Agreement) shall (i) correct any defect or error that may be discovered in this Agreement or in the execution, delivery, acknowledgment or recordation of this Agreement and (ii) execute, acknowledge, deliver, record, file and register, any and all such further acts, conveyances, assignments, notices of assignment, transfers, certificates, assurances and other instruments, in each case, as such requesting party may require from time to time.
     Section 5.11. No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any parties other than the Company, any Parity Registrable Securities Holder and the Investors and their Related Funds, and no Person may assert any rights as third-party beneficiary hereunder, except as provided in Section 4.06(b) and Section 4.07(e).
     Section 5.12. No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.
     Section 5.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made or to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
     With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts.

     Section 5.14. Arbitration. At the option of the Company, the Parent or any Investor, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, may be settled by arbitration in accordance with the United Nations Commission on International Trade Law (“UNCITRAL”) Arbitration Rules in force at the date of this contract. If the parties to this agreement agree to arbitration, the appointing authority shall be the Hong Kong International Arbitration Centre (the “HKIAC”) and the place of arbitration shall be in Hong Kong at the HKIAC. There shall be a panel of three arbitrators and the language of the arbitration shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for the Administration of International Arbitration in force at the date of this contract, including such additions to the UNCITRAL Arbitration Rules as are therein contained. Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind unless such award is expressly appealable and subject to de novo review by the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York located in the Borough of Manhattan in the City of New York.
     Section 5.15. Agent for Service of Process. The Company and Parent irrevocably appoints Law Debenture Corporate Services Inc. with an office at 400 Madison Avenue, 4th Floor, New York, NY 10017 as its agent for service of process in any action or proceeding relating to this Agreement and consents to the service of copies of the summons and complaint and any other process which may be served in any action or proceeding relating to this Agreement by the mailing of copies of such process to such agent.
     Section 5.16. Jurisdiction. A judgment on the arbitrators’ award may be entered in any court having jurisdiction over the parties. The parties hereby consent to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for such purposes, provided, however, that, if such United States District Court does not have jurisdiction, the parties hereby consent to the non-exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan for such purposes provided, further, that, if such courts of the State of New York in the Borough of Manhattan do not have jurisdiction, the parties hereby consent to the non-exclusive jurisdiction of the Hong Kong International Arbitration Centre (such United States District Court, court of the State of New York and Hong Kong International Arbitration Centre being herein referred to as a “Consented Court”). Each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to the enforcement of any judgment of the arbitrators brought in a Consented Court, irrevocably waives any claim that any such suit, action or proceeding brought in such Consented Court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to any claim, suit, action or proceeding brought in such Consented Court for the enforcement of any judgment of the arbitrators, that such Consented Court does not have jurisdiction over such party.
     Section 5.17. Judgment Currency. The Company agrees to indemnify each Investor against any loss incurred by such Investor as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Investor is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Investor. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
     Section 5.18. Waiver of Immunities. To the extent that the Company or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any U.S. or non-U.S. court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any additional agreement, the Company hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.
     Section 5.19. No Advisory or Fiduciary Relationship. The Company and the Parent acknowledge and agree that (a) entering into this Agreement is an arm’s-length commercial transaction between the Company and the Parent, on the one hand, and each Investor, on the other hand, (b) each Investor has not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company or the Parent with respect to the transactions contemplated hereby or the process leading thereto, (c) each Investor has no obligation to the Company or the Parent with respect to the transactions contemplated hereby except the obligations expressly set forth in this Agreement, (d) each Investor and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Parent, and (e) the Company and the Parent have consulted their own legal, accounting, regulatory and tax advisors to the extent each deemed appropriate.
     Section 5.20. Confidentiality.
     (a) Each Investor agrees to keep confidential all MNPI information provided to it by any party hereto pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Investor from disclosing any such information (a) to any other Investor or Affiliates thereof, (b) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (c) upon the request or demand of any Governmental Authority, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of Regulation, (e) that has been publicly disclosed, (f) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (g) in connection with the exercise of any remedy hereunder or under any other Credit Document, (h) if agreed by the Company in its sole discretion, to any other Person, or (i) in compliance with Section 2.01(d).
     (b) All information, including requests for waivers and amendments, furnished by the Company pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Investor represents to the Company that it has identified one or several credit contacts who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Regulation, including federal and state securities laws.
Remainder of page intentionally left blank; signatures on following pages

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

XINHUA FINANCE MEDIA LIMITED

By:	/s/ Andrew Chang
Name: Andrew Chang
Title: Chief Financial Officer

ZOHAR CDO 2003-1, LIMITED

By:	Patriarch Partners VIII, LLC,
its Collateral Manager

By:	/s/ Lynn Tilton

Name: Lynn Tilton
Title: Manager

ZOHAR II 2005-1, LIMITED

By:	Patriarch Partners XVI, LLC,
its Collateral Manager

By:	/s/ Lynn Tilton

Name: Lynn Tilton
Title: Manager

XINHUA FINANCE LIMITED

By:	/s/ Andrew Chang

Name: Andrew Chang
Title: Authorized Signatory

Schedule I
Investors
1.	ZOHAR CDO 2003-1, LIMITED

2.	ZOHAR II 2005-1, LIMITED